Exhibit 99.1

CVSL Reports First Quarter Results

Strategy of Acquiring Direct Selling Companies Was Launched During Quarter; Company Name Change Becomes Official This Month

DALLAS, May 15, 2013 /PRNewswire/ — CVSL Inc. (stock symbol: CVSL) today reported financial results for the first quarter ending March 31, 2013, noting that during the quarter it successfully launched its strategy of acquiring direct selling companies.  The company also said that its name change to CVSL Inc. (from Computer Vision Systems Laboratories Corp.) is official as of May 27.

“When we acquired CVSL last year, I told shareholders that we planned to launch a strategy of finding promising acquisition candidates in the direct selling sector.  I am pleased that, during the first quarter, we began the process of executing that plan,” said CVSL Chairman John Rochon.

“Our first quarter results include only 13 days of our first direct selling acquisition, The Longaberger Company,” said Mr. Rochon.  “As the Notes to the Financial Statements show, on a pro forma basis we would have reported over $20 million in gross sales for the quarter if the Longaberger acquisition had occurred on January 1, 2013.

“Because of seasonality at The Longaberger Company, we have presented to investors its gross sales by quarter for the trailing four quarters, which aggregates to $109 million,” he noted.

“While we are in the early stages of our acquisition strategy, I’m pleased that investors now can begin to see the impact of our plan,” said Mr. Rochon.

For the quarter ending March 31, 2013, CVSL gross sales were $4.2 million, compared to $238,674 in the same quarter a year ago.  First quarter 2013 gross profit was $1.2 million, compared to $171,586 in the first quarter of 2012.  “There is much more work ahead of us, because these results only include 13 days of The Longaberger Company results, since that transaction was only finalized near the end of the first quarter.”

Selling, general and administrative costs in the first quarter were $2.2 million, compared to $160,277 for the same quarter a year ago, due to SG&A costs for The Longaberger Company during the 13-day period that it was a consolidated subsidiary, plus the full quarter of CVSL’s operating expenses to pursue acquisitions, as well as the legal and professional fees associated with both the Longaberger acquisition and the overall strategy.  This resulted in a first quarter 2013 net loss of $1.2 million, or $0.00 per share.

“A full quarter of results for The Longaberger Company will be included in our second quarter results, along with the impact of other acquisitions we may complete prior to June 30, 2013.  We are continuing to pursue acquisitions in the direct selling space as we outlined in our May 1, 2013 investors’ conference call,” said Mr. Rochon.

As a result of the Longaberger acquisition, CVSL’s total assets have increased from $19.2 million at December 31, 2012 to over $68.1 million at March 31, 2013, a 355% increase in total assets.  “As we have said before, The Longaberger Company has significant assets that can be used to help launch and grow other promising direct selling companies,” noted Mr. Rochon.

On May 8, 2013, CVSL entered into a letter of intent to acquire Your Inspiration at Home, an award-winning maker of hand-crafted spice blends from around the world.  The company is based in Australia and is poised to enter the U.S. and U.K. markets.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only expectations and involve known and unknown risks, uncertainties, and other factors, including the risks outlined under “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2012 and those discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ materially from expectations.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations.

Media Contact:  Russell Mack (rmack@cvsl.us.com)
Investor Relations Contact:  Scott Pumper (scottp@cvsl.us.com)

Web site: www.cvsl.us.com

SOURCE CVSL Inc.

May 15, 2013